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SCHEDULE 14A—INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12
Northrim BanCorp, Inc.
(Name of Registrant as Specified in its Charter)
R. Marc Langland Chief Executive Officer Northrim BanCorp, Inc. 3111 C Street Anchorage, Alaska 99503
(Name of Person(s) Filing Proxy Statement)

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3111 C Street
Anchorage, AK 99503

March 17, 2002

Dear Shareholder:

        In January, you should have received a letter from me that announced the reorganization of Northrim Bank into a wholly-owned subsidiary of our new holding company, Northrim BanCorp, Inc. The reorganization was effective on December 31, 2001. If you have not yet completed your Letter of Transmittal to receive your Northrim BanCorp, Inc. shares of common stock, please do so as soon as possible and mail it to American Stock Transfer & Trust Company. Their address is included on your Letter of Transmittal.

        I also invite you to attend the Northrim BanCorp, Inc. Annual Shareholders' Meeting where you will have the opportunity to hear about our 2001 operations and our plans for 2002. The meeting will be on Thursday, May 2, 2002, at 9 a.m., at the Sheraton Anchorage Hotel—401 East 6th Avenue in Anchorage, Alaska. I hope to see you there.

        Whether or not you plan to attend the meeting, please sign and return your proxy card, which is included with this document, as soon as possible. Your opinion and your vote are very important to us. If you choose to attend the meeting, voting by proxy will not prevent you from voting in person; however, if you are unable to attend, voting by proxy will ensure that your vote is counted.

        Thank you for your continued support of Northrim BanCorp, Inc. If you have any questions, please feel free to contact me at (907) 562-0062.

Sincerely,
/s/ MARC LANGLAND
Marc Langland Chairman, President and CEO

NOTICE OF ANNUAL SHAREHOLDERS' MEETING

To be held on May 2, 2002

        Notice is hereby given that Northrim BanCorp, Inc. (the "Company") will hold its 2002 Annual Shareholders' Meeting at the Sheraton Anchorage Hotel, 401 E. 6th Avenue, Anchorage, Alaska, at 9:00 a.m., on Thursday, May 2, 2002, for the following purposes, as more fully described in the accompanying proxy statement:

        1.    ELECTION OF DIRECTORS. To elect 10 directors for a term ending at the 2003 Annual Shareholders' Meeting or such other date as their successors may be elected and qualified.

        2.    OTHER BUSINESS. To transact any other business that may properly come before the annual meeting or any adjournment or postponement of the meeting.

        Shareholders owning Northrim BanCorp shares at the close of business on March 11, 2002, are entitled to receive notice of and to vote at the Annual Meeting or any adjournment or postponement of that meeting.

        Your board of directors unanimously recommends that shareholders vote "FOR" the slate of nominees to the Board of Directors proposed by the Board.

By order of the Board of Directors,

/s/ MARY A. FINKLE Mary A. Finkle Secretary
March 22, 2002

        Whether or not you plan to attend the annual meeting, please complete, sign and date the enclosed form of proxy and mail it promptly in the enclosed return envelope, which requires no postage if mailed in the United States. Your vote is important to us. If you attend the annual meeting, you may vote your shares in person if you wish to do so even if you have previously sent in your proxy.

TABLE OF CONTENTS

Solicitation, Voting, and Revocability of Proxies	1
PROPOSAL 1: ELECTION OF DIRECTORS	2
Executive Officers	6
Executive Compensation	6
Section 16(a) Beneficial Ownership Reporting Compliance	13
Interest of Management in Certain Transactions	13
Security Ownership of Certain Beneficial Owners and Management	13
Relationship with Independent Public Accountants	15
Report of the Audit Committee	15
Information Concerning Shareholder Proposals	16
Annual Report to Shareholders and Form 10-K	16
Other Matters	16

NORTHRIM BANCORP, INC.
3111 C Street
Anchorage, Alaska 99503

PROXY STATEMENT

        The Board of Directors is soliciting proxies for this year's Annual Meeting. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

        The Board set March 11, 2002, as the record date for the meeting. Shareholders who owned the Company's common stock on that date are entitled to vote at the meeting, with each share entitled to one vote. There were 6,110,966 shares of Company stock outstanding on the record date.

        Voting materials, which include this proxy statement dated March 22, 2002, a proxy card and the 2001 Annual Report, are first being mailed to shareholders on or about March 22, 2002.

ABOUT THE MEETING

Why am I receiving this proxy statement and proxy card?

        You are receiving this proxy statement and proxy card because you own shares of the Company's common stock. This proxy statement describes matters on which we would like you to vote.

        When you sign the proxy card, you appoint the persons named in the proxy, R. Marc Langland and Christopher N. Knudson, as your representatives at the meeting, who will vote your shares at the meeting as you have instructed on the proxy card. This way, your shares will be voted even if you cannot attend the meeting.

Who is soliciting my proxy, and who is paying the cost of solicitation?

        The enclosed proxy is solicited by and on behalf of the Board of Directors, and the Company will bear the costs of solicitation. Directors, officers and employees of the Company and/or its subsidiary, Northrim Bank, may solicit proxies by telephone, facsimile, and personal contact. The Company does not expect to pay any compensation to employees, officers or directors for soliciting proxies, but will reimburse brokers, nominees, and similar recordholders for reasonable expenses in mailing proxy material to beneficial owners of the Company's common stock.

What am I voting on, and what vote is required for approval?

        At the Annual Meeting you will be asked to vote on the election of 10 directors to serve on the Board until the 2003 Annual Shareholders' Meeting. The election of directors will require the affirmative vote of a majority of the shareholders present in person or represented by duly executed proxy at the meeting.

Who is entitled to vote?

        Only shareholders who owned the Company's common stock as of the close of business on the record date, March 11, 2002, are entitled to receive notice of the Annual Meeting and to vote the shares that they held on that date at the meeting, or any postponement or adjournment of the meeting.

How do I vote, and how are the votes counted?

        You may vote your shares either in person at the Annual Meeting or by proxy. To vote by proxy, you should mark, date, sign and mail the enclosed proxy card in the prepaid envelope provided. If your shares are registered in your own name and you attend the meeting, you may deliver your completed proxy card in person. "Street name" shareholders, that is, those shareholders whose shares are held in the name of and through a broker or other nominee, who wish to vote at the meeting will need to obtain a proxy from the institution that holds their shares.

        With regard to the election of directors, you may cast your vote in favor of some or all of the nominees or may withhold your vote as to some or all of the nominees. Votes withheld will have the effect of a negative vote. You may also abstain from voting on any proposals other than the election of directors. An abstention will have the practical effect of voting against a proposal since the shares which are the subject of the abstention will be considered present and entitled to vote but will not be voted in favor of the proposal. If shares are held in "street name," that is, through a broker or nominee, the broker or nominee is permitted to exercise voting discretion under certain circumstances.

        At this meeting, if the broker or nominee is not given specific voting instructions, shares may be voted on the election of directors by the broker or nominee in their own discretion. However, if your shares are held in street name and neither you nor your broker votes them, the votes will be "broker non-votes," which will have the effect of a vote against each proposal. If your shares are held in your own name and you do not vote your shares, your shares will not be voted.

        On each matter before the meeting, including the election of directors, shareholders are entitled to one vote for each share of common stock they held at the record date. Shareholders may not cumulate their votes for the election of directors.

Can I change my vote after I return my proxy card?

        Yes. If the enclosed proxy is duly executed and received in time for the meeting, the persons named in the proxy will vote the shares represented by the proxy "FOR" the 10 nominees listed in the proxy statement, unless otherwise directed. If you grant a proxy, you may revoke it at any time before its exercise by written notice to the Company to the attention of Mary A. Finkle, Corporate Secretary, by submitting a proxy with a subsequent date, or by announcing your revocation to the secretary at the meeting prior to the taking of a shareholder vote. The shares represented by properly executed proxies that are not revoked will be voted in accordance with the specifications in such proxies.

Can I vote on other matters?

        The Company has not received timely notice of any shareholder proposals to be considered at the Annual Meeting, and the Board of Directors does not know of any other matters to be brought before the Annual Meeting.

How many votes are needed to hold the Annual Meeting?

        A majority of the Company's outstanding shares as of the record date (a quorum) must be present at the Annual Meeting in order to hold the meeting and conduct business. Shares are counted as present at the meeting if a shareholder is present and votes in person at the meeting or has properly submitted a proxy card. As of the record date for the Annual Meeting, 6,110,966 shares of the Company's common stock were outstanding and eligible to vote.

PROPOSAL 1: ELECTION OF DIRECTORS

General

        The reorganization approved by shareholders in which Northrim Bank (the "Bank") became a wholly-owned subsidiary of Northrim BanCorp, Inc. (the "Company") was consummated at the close of business December 31, 2001. The persons serving as the directors of the Bank also became directors of the Company until the 2002 Annual Shareholders' Meeting or when their successors are elected and qualified.

        The Company's Articles of Incorporation provide that the Board of Directors will consist of not less than five nor more than 25 directors. Currently, the Board of Directors consists of 10 directors. The Board of Directors has set the number of directors to be elected at the Annual Meeting. Directors are elected for a one-year term and serve until their successors have been elected and qualified.

        The Board of Directors has nominated the individuals listed on the following pages for election as directors for the one-year term expiring at the 2003 Annual Shareholders' Meeting or until their successors have been elected and qualified. If any nominee refuses or becomes unable to serve as a director before the meeting, the directors will select a replacement nominee, and your proxies will be voted for that replacement nominee. The Board of Directors presently has no knowledge that any nominee will refuse or be unable to serve.

INFORMATION WITH RESPECT TO NOMINEES

        The following table provides certain information with respect to the nominees for director, including age, principal occupation during the past five years, and year first elected a director of the Bank. All of the nominees are presently directors of the Bank and the Company.

Name/Age	Occupation of Nominee During Past Five Years	Director Since
R. Marc Langland, 60	President of the Bank, CEO and Chairman (since 1998); and Director, Alaska Air Group	1990
Larry S. Cash, 50	President and CEO, RIM Architects (Alaska), Inc. since 1986; CEO, RIM Architects (Guam), Inc.	1995
Mark G. Copeland, 59	Since June 1999, owner and sole member of Strategic Analysis LLC, a management consulting firm in Anchorage; Managing Partner, Copeland, Landye, Bennett and Wolf, LLP (law firm) for 30 years prior to that time	1990
Frank A. Danner, 68	President and CEO, Far North Fishermen, Inc. (a commercial fishing enterprise) since 1978; Partner of KPMG LLP from 1970 to 1990	1990
Ronald A. Davis, 69	CEO and Administrator, Tanana Valley Clinic until his retirement in 1998; Secretary/Treasurer, Canoe Alaska, 1996 to 1999; Vice President, Acordia Professional Liability Services since 1999	1997
Anthony Drabek, 54	President and CEO, Natives of Kodiak, Inc. (Alaska Native Corporation) since 1989; Chairman, Koncor Forest Products Co.; Secretary/Director, Atikon Forest Products Co.	1991
Christopher N. Knudson, 48	Executive Vice President and Chief Operating Officer of the Bank	1998
Richard L. Lowell, 61	President, Ribelin Lowell & Company (insurance brokerage firm) since 1985	1990
Irene Sparks Rowan, 60	Director (1988-2000), Klukwan, Inc. (Alaska Native Corporation) and its subsidiaries	1991
Joseph E. Usibelli, 63	Chairman and CEO, Usibelli Coal Mine since 1986	1990

The Board of Directors recommends that you vote "FOR" these nominees.

Shareholder Nominations for 2002 Annual Shareholders' Meeting

        In accordance with the Company's Bylaws, shareholder nominations for the 2002 Annual Shareholders' Meeting ordinarily must be delivered in writing to the Secretary of the Company not less than 14 nor more than 50 days prior to the meeting. Any shareholder nomination should contain the following information to the extent known to the nominating shareholder: (a) the name and address of each proposed nominee; (b) each nominee's principal occupation; (c) the total number of shares of the Company's common stock that will be voted for each proposed nominee; (d) the name and residence of the nominating shareholder; and (e) the number of shares of the Company's common stock owned by the nominating shareholder.

        Nominations not made in accordance with the above requirements may be disregarded, in the sole discretion of the Chairman of the Annual Meeting, and upon the Chairman's instruction, the vote teller may disregard all votes cast for that nominee.

Information Regarding the Board of Directors and its Committees

        The Company's Board of Directors has adopted certain standing committees, including an Audit Committee and Compensation Committee. There presently is no Nominating Committee.

        The Bank's Board of Directors met 10 times, and the Company's Board of Directors met three times during 2001. During 2001, all directors attended at least 75% of the total meetings of the Board and all committees of which they were members.

        Audit Committee.    The Audit Committee's principal functions include reviewing and approving the services of the independent auditors, reviewing the plan, scope, and audit results of the independent auditors, and reviewing the reports of bank regulatory authorities. The Company's Board of Directors has adopted a written charter for the Audit Committee. Current members of the Audit Committee are Mark G. Copeland, Anthony Drabek, and Richard L. Lowell. During 2001, the Audit Committee met four times. All members of the Audit Committee are independent directors.

        Compensation Committee.    The primary functions of the Compensation Committee, which met four times in 2001, are to review and approve officer compensation, select and approve employee benefits and retirement plans, and administer the Company's stock option plans. Compensation Committee members are Larry S. Cash, Frank A. Danner, and Joseph E. Usibelli.

        Director Compensation.    Non-officer directors currently receive a $2,000 annual retainer for serving on the Board of Directors and a $1,000 annual retainer for serving on a committee of the Board, in addition to fees of $550 for each Board meeting and $300 for each committee meeting they attend.

EXECUTIVE OFFICERS

        The following table sets forth certain information about the Company's executive officers:

Name	Age	Position	Has Served as an Executive Officer Since
R. Marc Langland	60	Chairman of the Board, President and Chief Executive Officer of Northrim BanCorp and Northrim Bank	1990
Christopher N. Knudson	48	Executive Vice President and Chief Operating Officer of Northrim BanCorp and Northrim Bank	1990
Victor P. Mollozzi	52	Senior Vice President, Senior Credit Officer of Northrim Bank	1990
Joseph M. Schierhorn	44	Senior Vice President, Chief Financial Officer, and Compliance Manager of Northrim BanCorp and Northrim Bank	2001

        All officers are elected by the Board of Directors for unspecified terms. Messrs. Langland, Knudson, and Mollozzi have employment agreements with the Company. See "EXECUTIVE COMPENSATION—Employment Agreements."

EXECUTIVE COMPENSATION

Report of the Compensation Committee on Executive Compensation

        The Compensation Committee of the Board of Directors (the "Committee") of the Company has furnished the following report on executive compensation for fiscal year 2001. The Committee report is intended to describe in general terms the process the Committee undertakes and the matters it considers in determining the appropriate compensation for the Company's executive officers, including the executive officers who are named in the Summary Compensation Table that begins on page 7.

Responsibilities and Composition of the Committee

        The Committee is responsible for (i) establishing, with the assistance of independent compensation consultants and legal counsel, compensation programs for executive officers of the Company designed to attract, motivate and retain key executives responsible for the success of the Company as a whole; (ii) administering and maintaining such programs in a manner that will benefit the long-term interests of the Company and its shareholders; and (iii) determining the salary, bonus, and stock option and other stock-based compensation of the Company's executive officers. The Committee serves pursuant to a Charter adopted by the Board of Directors.

        The Committee is composed of Frank A. Danner, Chairman, Joseph E. Usibelli, and Larry S. Cash. None of the members are officers or employees of the Company. Mr. Usibelli has served on the Compensation Committee since 1991. Mr. Danner was appointed to the Compensation Committee in 1993. Mr. Cash was appointed to the Compensation Committee in 1996.

Compensation Philosophy

        The Company's objective is to continue to maintain, over the next several years, a well-capitalized, customer-focused financial institution, headquartered in Anchorage and serving the greater Anchorage,

Matanuska Valley and Fairbanks areas, as well as various other markets in Alaska. The Company's business and growth strategies consist of the following elements:

  •
  Continued development of a business culture in which customers are accorded the highest priority in all aspects of the Company's operations.

  •
  Emphasis on developing full-service banking relationships with members of the business and professional communities to increase loan and core deposit volumes.

  •
  Competitive and responsive real estate lending.

  •
  Strong marketing emphasis on the Company's customer-focused philosophy to assist in the further development of a broad core deposit base which will help fund expanded lending activity.

  •
  Control of credit risk through established loan underwriting and monitoring procedures, loan concentration limits, product and industry diversification and the hiring of experienced lending personnel having a high degree of familiarity with their market area.

  •
  Continued growth through a combination of growth at existing offices, expanding the Company's presence and visibility in the market place along with technological advances and expansion into other markets as promising opportunities for diversification and growth arise.

        We believe that achieving these goals will create long-term value for shareholders, consistent with protecting the interests of our depositors.

        The Compensation Committee believes that compensation packages for executive officers and key personnel should be based to a substantial extent on achievement of the goals and strategies the Board has established and articulated. When establishing salaries, bonus levels and stock option awards for executive officers, the Compensation Committee considers (i) financial performance during the past year; (ii) the individual's performance during the past year; and (iii) the salaries of executive officers in similar positions with companies of comparable size and other companies within the financial institutions industry. With respect to executive officers other than the Chief Executive Officer, the Compensation Committee gives consideration to recommendations of the Chief Executive Officer. The method for determining compensation varies from case to case based on a discretionary and subjective determination of what is appropriate.

Compensation Programs and Practices

        The Company's executive compensation program consists of three key elements: (i) base salary; (ii) a performance-based annual bonus; and (iii) periodic option grants and other stock-based compensation awards.

        The Committee believes this three-part approach best serves the interests of the Company and its shareholders. It enables the Company to meet the requirements of the highly competitive banking environment in which it operates, while ensuring that executive officers are compensated in a way that advances both the short- and long-term interests of shareholders. The variable annual bonus rewards and incentives individual performance and is based in significant part on the contribution made by the officer to the Company's overall performance. Stock options relate a significant portion of long-term remuneration directly to stock price appreciation and further promote the executive's continued service with the organization.

        The Company has developed and implemented policies for determining salary structure, annual incentive bonus payments and employee stock option awards based on recommendations by nationally recognized compensation consulting firms, which have periodically reviewed the Company's executive compensation practices and its overall compensation program.

        During 1999, the Company engaged an independent nationally recognized consulting firm to review and analyze its executive compensation package and its overall compensation practices to ensure that the Company remains competitive with financial institutions of comparable size. Based on the consultants' recommendations and with the advice of counsel, the Company adopted a new employee stock incentive plan and amended its executive officer employment agreements in 2000. See EXECUTIVE COMPENSATION—"Employment Agreements."

        Base Salary.    Based on its consideration of competitive industry salaries and general economic conditions within the Company's market area and within the financial institutions industry, the Company's Human Resource Department has established a graded salary structure for executive and other officers. Individual base salaries for executive officers are based upon recommendations by the Chief Executive Officer, taking into account the officer's salary grade. Base salary levels are reviewed annually and any proposed increases are recommended to the Compensation Committee by the Chief Executive Officer based on an assessment of an executive's scope of responsibilities, individual performance and contribution to the organization.

        Annual Bonus.    Executive officers have an annual incentive bonus opportunity as participants in the Company's Executive Incentive Plan (the "Incentive Plan"). Incentive Plan participants are recommended by the Chairman of the Board and President, and approved by the Compensation Committee prior to each plan year. The Incentive Plan establishes three tiers of incentive award amounts based on officer title and level of responsibility. The Incentive Plan then establishes within each tier three levels of award representing a predetermined graduated percentage of annual base salary. Actual bonus amounts must be approved by the Committee and are based on a formula that takes into account predetermined performance standards. The current performance standards include return on equity, balance sheet growth, efficiency ratio, net income and safety and soundness. These criteria may be modified from time to time based on the Company's strategic plan, with a goal of maximizing shareholder returns.

        Options and Other Stock-Based Compensation.    The Compensation Committee has followed a philosophy of offering stock-based incentives to the Company's employees to: (i) attract and retain the best available personnel; (ii) enhance long-term profitability and shareholder value; and (iii) encourage employees to acquire and maintain stock ownership in the Company, thereby more closely aligning the interests of employees and shareholders. The Compensation Committee, subject to the 2000 Employee Stock Incentive Plan, may determine the employees eligible to receive options and awards and to assess the amount of each option and award.

        The Company's performance has, in the Compensation Committee's opinion, shown the value of this approach. In particular, the Committee noted improvement in asset quality for the year ended December 31, 2001; the reduction of operational expenses and improved efficiencies during that year; and the conversion to a new core operating system, which the Compensation Committee believes will provide the Company with technology better able to serve and meet the future needs of its customers. The Compensation Committee also noted that the Company also has achieved a profit every quarter since the fourth quarter of its first full year in operation.

        Chief Executive Officer Compensation.    Mr. R. Marc Langland serves as the Chairman, President and Chief Executive Officer of Northrim BanCorp and Northrim Bank. In evaluating the compensation of Mr. Langland for services rendered in 2001, the Committee considered both quantitative and qualitative factors.

        In looking at quantitative factors, the Committee reviewed the Company's 2001 financial results compared to the Company's plan and actual results for 2000. Specifically, the Committee considered that: (i) year-end net income increased 22% from 2000 net income from operations; (ii) the Company earned $1.13 per diluted share for the year 2001 compared to $0.95 per diluted share one year ago, while year-end 2001 cash earnings from operations, which exclude amortization expenses of intangible assets net of tax, were $1.21 per diluted share; and (iii) the Company's total assets, portfolio loans (excluding real estate loans for sale) and total deposits grew by 13%, 12% and 14%, respectively, from year-end 2000 to year-end 2001. The Company's efficiency ratio improved from 64.6% in 2000 to 60.2% in 2001.

        In addition to these quantitative accomplishments, the Committee also considered certain qualitative accomplishments by Mr. Langland in 2001. Specifically, the Committee recognized that, due in part to Mr. Langland's continued efforts, the Company realized a number of its corporate objectives, including the consummation of the reorganization whereby the Bank became a wholly-owned subsidiary of the Company; the Company's investment in significant technological advances; and the development of a new strategic plan. Under that plan, we hope to provide a diversified range of products and services that will attract, broaden and strengthen our customer relationships over the long term in an increasingly competitive environment. The Committee also recognized Mr. Langland's vision and leadership in strategically positioning the Company for future significant development in the banking industry and in the Company's market area, and otherwise developing long-term strategies for the future direction and growth of the organization.

        Based on the foregoing and consistent with the Committee's overall compensation philosophy, the Committee made the following determinations with respect to Mr. Langland's compensation for 2001. Mr. Langland's annual salary in 2001 was established at $269,946, and he was awarded an incentive (bonus) payment of $71,550 for 2001 performance. In October 2001, Mr. Langland was also granted a stock option award of 14,300 shares of common stock (as adjusted for dividends) for his outstanding contributions to the Company's success.

CONCLUSION

        The Committee believes that for 2001, the compensation terms for Mr. Langland, as well as for the other executive officers, were clearly related to the realization of the goals and strategies established by Northrim BanCorp, Inc. as well as the performance of the organization as compared with performance of peer companies.

Frank A. Danner, Chairman Larry S. Cash Joseph E. Usibelli

Stock Performance Graph

        The graph shown below depicts the total return to shareholders during the period beginning after December 31, 1996, and ending December 31, 2001. The definition of total return includes appreciation in market value of the stock, as well as the actual cash and stock dividends paid to shareholders. The comparable indices utilized are the Standard & Poor's 500 Index, which is a nationally recognized index of stock performance by 500 leading companies located in the United States chosen by market size, liquidity and industry group, and the SNL Securities Bank Stock Index, comprised of publicly traded banks with assets of $500 million to $1 billion which are located in the United States. The graph assumes that the value of the investment in the Company's common stock and each of the two indices was $100 on December 31, 1996, and that all dividends were reinvested.

	Period Ending
Index
	12/31/96	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01
Northrim Bank	100.00	143.65	176.58	129.26	141.61	223.31
S&P 500	100.00	133.37	171.44	207.52	188.62	166.22
SNL $500M-$1B Bank Index	100.00	162.56	159.83	147.95	141.62	183.73

COMPENSATION TABLES

Summary Compensation Table

        The following table sets forth the aggregate compensation for services rendered to the Company in all capacities paid or accrued for the fiscal years ended December 31, 2001, 2000, and 1999, to each person serving as an executive officer of Northrim BanCorp and Northrim Bank whose aggregate cash and cash equivalent forms of compensation exceeded $100,000 ("Named Executives").

Long Compensation Awards
Annual Compensation
Name and Principal Position				Restricted Stock Award(s) ($)	Securities Underlying Options (#)(1)	All Other Compensation(2)
	Year	Salary	Bonus
R. Marc Langland, Chairman, President, Chief Executive Officer	2001 2000 1999	$269,946 257,427 255,888	$71,550 50,000 65,000	— — —	14,300 14,300 15,015	$72,576 90,860 83,922
Christopher N. Knudson, Executive Vice President, Chief Operating Officer	2001 2000 1999	187,989 177,556 176,018	49,275 34,000 44,000	— — —	9,350 9,350 10,395	35,973 37,277 26,644
Victor P. Mollozzi, Senior Vice President, Senior Credit Officer	2001 2000 1999	140,842 135,000 133,712	31,240 — 26,500	— — —	5,500 — 5,775	21,265 25,393 25,014
Joseph M. Schierhorn, Senior Vice President, Chief Financial Officer, Compliance Manager	2001 2000 1999	114,289 105,960 103,385	15,602 8,000 19,000	— — —	5,500 3,300 4,042	12,440 10,446 10,516
(1)
As adjusted for stock dividends.

(2)
Includes $17,300, $17,300, $13,257, and $12,229 in contributions to the Company's 401(k) savings plan in 2001 for Messrs. Langland, Knudson, Mollozzi, and Schierhorn, respectively. Includes $52,504, $18,043, and $7,042 in contributions to a supplemental executive retirement plan in 2001 for Messrs. Langland, Knudson, and Mollozzi, respectively. The balance of the 2001 amounts represents term life insurance premiums.

Employment Agreements

        The Company adopted a three-year employment agreement with R. Marc Langland and Christopher N. Knudson, and a two-year employment agreement with Victor P. Mollozzi. The agreements expire December 31, 2002.

        Each agreement is terminable by us at any time for "cause" without incurring any post-termination obligation to the officers. If we terminate the agreement(s) without cause or the executive terminates for "good reason," we are required to pay the executive a severance payment equal to the greater of two year's salary or the salary payable for the remaining term of the agreement.

        If there is a "change of control" of the Company, and we terminate the executive without cause or the executive terminates for good reason, we are required to provide the executive with a change of control payment. In the case of Messrs. Langland and Knudson, the payment would equal three times the executive's average annual W-2 compensation over the previous three years, subject to a limitation that such payment be less than an amount that would meet the Internal Revenue Service definition of a parachute payment. In the case of Mr. Mollozzi, the payment would equal two times his average annual W-2 compensation over the prior two years. The agreements also include appropriate non-competition provisions.

Option Grants in 2001

        The following table sets forth certain information on option grants in 2001 to the Named Executives (as adjusted for the November 2001 10% stock dividend):

Individual Grants

Name	Number of Securities Underlying Options Granted(1)	Percentage of Total Options Granted to Employees in 2001	Exercise Price Per Share	Expiration Date	Grant Date Value(2)
R. Marc Langland	14,300	15.7%	$12.47	10/04/2011	$78,793
Christopher N. Knudson	9,350	10.2%	$12.47	10/04/2011	$51,519
Victor P. Mollozzi	5,500	6.0%	$12.47	10/04/2011	$30,305
Joseph M. Schierhorn	5,500	6.0%	$12.47	10/04/2011	$30,305
(1)
Represents non-qualified and incentive stock options granted on October 4, 2001. Shares vest one-third each year beginning on October 4, 2002, and remain exercisable for 10 years from the date of grant.

(2)
The fair market value of options granted during 2001 is estimated on the date of grant using a qualified binomial option-pricing model with the following weighted-average assumptions: expected dividends of $0.20 per share, risk-free rate of 5.83%, and volatility rate of 31.7% for October and expected life of 10 years.

Option Exercises in 2001 and Year-End Option Values

        The following table summarizes option exercises by and the value of unexercised options granted to the Named Executives:

Name	Shares Acquired On Exercise	Value Realized	Number of Securities Underlying Unexercised Options At 12/31/2001 (Exercisable/ Unexercisable)(1)	Value Of Unexercised In-the-Money Options At 12/31/2001 (Exercisable/ Unexercisable)(2)
R. Marc Langland	—	—	104,871/28,838	$769,351/$116,484
Christopher N. Knudson	—	—	58,274/19,049	$416,686/$77,313
Victor P. Mollozzi	—	—	41,757/7,425	$314,481/$21,409
Joseph M. Schierhorn	—	—	26,693/9,047	$200,261/$32,006
(1)
As adjusted for stock splits.

(2)
In accordance with applicable rules of the Securities and Exchange Commission, values are calculated by subtracting the exercise price from the fair market value of the underlying stock. For purposes of this table, fair market value is deemed to be $14.28, the last sale price of the Company's common stock reported on the Nasdaq National Market on December 31, 2001.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers to send reports of their ownership of the Company's stock to the Securities and Exchange Commission. The Company believes that all Section 16(a) filing requirements that apply to its directors and executive officers were complied with for the fiscal year ending December 31, 2001, with the exception of Larry S. Cash, whose Form 4 for two transactions in November 2001 was inadvertently filed late.

INTEREST OF MANAGEMENT IN CERTAIN TRANSACTIONS

        During 2001, certain directors and executive officers of the Company and the Bank and/or their associates were also customers of the Bank. It is anticipated that directors, executive officers, and their associates will continue to be customers of the Bank in the future. All transactions between the Bank and directors, executive officers, and their associates were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and in the opinion of management did not involve more than the normal risk of collectibility or present other unfavorable features.

        Ribelin Lowell & Company, an insurance brokerage firm, of which Richard L. Lowell, a director of the Company and the Bank, is President, has placed coverage for various types of insurance (including blanket bond insurance and director and officer liability insurance) on behalf of the Bank. In 2001, the Bank paid a total of $282,087 in premiums to Ribelin Lowell & Company.

        In April 2000, the Bank renegotiated and extended to 2013 its lease for approximately 30,000 square feet of office space in the 3111 C Street building in Anchorage, Alaska, for its headquarters. The building is owned by the ARC Partnership, which includes Mr. Danner, a director, among its partners. Under the terms of its existing lease, the Bank as lessee, paid $736,123 in rental payments to the partnership in 2001.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information concerning the beneficial ownership of the Company's common stock as of March 11, 2002, by (i) each director and nominee for director of the Company; (ii) the Named Executives; (iii) all executive officers and directors of the Company as a group; and (iv) persons known to management to beneficially own more than 5% of the outstanding common stock (as adjusted for dividends):

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)		Percent of Class(3)
R. Marc Langland	153,662	(4)	2.5%
Larry S. Cash	2,174	(5)	—
Mark G. Copeland	11,973	(4)	—
Frank A. Danner	13,399	(6)	—
Ronald A. Davis	6,509	(4)	—
Anthony Drabek	1,864	(10)	—
Christopher N. Knudson	71,401	(7)	1.2
Richard L. Lowell	14,919	(14)	—
Irene Sparks Rowan	2,759	(14)	—
Joseph E. Usibelli	104,150	(14)	1.7
Victor P. Mollozzi	71,471	(8)	1.2
Joseph M. Schierhorn	31,957	(9)	—
All executive officers and directors as a group (12 persons)	486,238	(4)	7.7
Legg Mason, Inc. 100 Light Street Baltimore, MD 21202	385,807	(10)	6.3
Wellington Management Company, LLP 75 State Street Boston, MA 02109	318,065	(11)	5.2
E* Capital Corporation 1000 Wilshire Boulevard Los Angeles, CA 90017	323,134	(12)	5.3
(1)
Unless otherwise provided, the address for all directors and executive officers of the Company is 3111 C Street, Anchorage, Alaska 99503.

(2)
Unless otherwise indicated, parties named exercise sole voting and investment power over the shares, subject to community property laws (where applicable).

(3)
Where beneficial ownership is less than 1% of all outstanding shares, the percentage is not reflected in the table. The percentages shown are based on the number of shares of common stock deemed to be outstanding under applicable regulations as of the date specified (including options held by such persons exercisable within 60 days).

(4)
Includes 104,871 shares which Mr. Langland has the option to purchase at the weighted average price of $6.94 per share pursuant to the Company's Employee Stock Incentive Plan.

(5)
Includes 854 shares held in trust for Mr. Cash's children.

(6)
Includes 1,212 shares owned by Mr. Danner's spouse as to which Mr. Danner disclaims beneficial ownership.

(7)
Includes option to purchase 58,274 shares which Mr. Knudson has the option to purchase at the weighted average price of $7.13 per share pursuant to the Company's Employee Stock Incentive Plan.

(8)
Includes option to purchase 41,757 shares which Mr. Mollozzi has the option to purchase at the weighted average price of $6.75 per share pursuant to the Company's Employee Stock Incentive Plan.

(9)
Includes option to purchase 26,693 shares which Mr. Schierhorn has the option to purchase at the weighted average price of $6.78 per share pursuant to the Company's Employee Stock Incentive Plan.

(10)
Legg Mason, Inc. and its wholly-owned subsidiaries, may be deemed to beneficially own 385,807 shares with shared voting and dispositive power over such shares which are held of record by its clients.

(11)
Wellington Management Company, LLP, in its capacity as investment adviser, may be deemed to beneficially own 318,065 shares with shared voting and/or dispositive power over such shares which are held of record by its clients and disclaims any pecuniary interest.

(12)
Includes 63,827 shares held by Edward W. Wedbush, Chairman of E* Capital Corporation, and 256,935 shares held by E* Capital Corporation as to which Mr. Wedbush disclaims beneficial ownership.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

        The accounting firm of KPMG LLP ("KPMG") has been engaged as the Company's independent certified public accountant for the current year. KPMG performed the audit of the financial statements for the Company for the year ended December 31, 2001. Representatives of KPMG are expected to be present at the meeting and will have the opportunity to make a statement if they so desire. They also will be available to respond to appropriate questions.

Fees Billed By KPMG During 2001

        Audit Fees.    The audit fees that KPMG billed the Company for its audit services, including review of the Company's annual financial statements and those financial statements included in the Company's quarterly reports on Form 10-Q, totaled $98,500.

        Financial Information Systems Design and Implementation Fees.    During the year, KPMG did not bill the Company for financial information systems design and implementation services.

        All Other Fees.    Other fees that KPMG billed the Company for all other non-audit services rendered to the Company, including tax related services and pension plan audits, totaled $49,125.

REPORT OF THE AUDIT COMMITTEE

        The following report of the Audit Committee is made pursuant to the rules of the Securities and Exchange Commission. This report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

        In this context, the Audit Committee has met and held discussions with management and the independent accountants. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants.

        The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees). The Audit Committee discussed with the Company's internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

        The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standards No. 1, Independence Discussions with Audit Committees), as may be modified or supplemented, and has discussed with the independent accountant the independent accountant's independence.

        Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended December 31, 2001, be included in the Company's Annual Report on Form 10-K for that year, for filing with the Securities and Exchange Commission.

        The Audit Committee does not believe the non-audit services provided by KPMG LLP called into question KPMG LLP's independence.

Respectfully submitted by:
Audit Committee: Mark G. Copeland, Chairman Anthony Drabek Richard L. Lowell

INFORMATION CONCERNING SHAREHOLDER PROPOSALS

        A shareholder proposing to transact business at the Company's Annual Shareholders' Meeting scheduled for May 1, 2003, must provide notice of such proposal to the Company no later than February 5, 2003. For shareholder proposals to be considered for inclusion in the Company's proxy statement and form of proxy relating to its May 1, 2003, Annual Shareholders' Meeting, such proposals must be received by the Company no later than November 22, 2002. If the Company receives notice of a shareholder proposal after February 5, 2003, the persons named as proxies in the proxy statement and/or form of proxy will have discretionary authority to vote on such shareholder proposal.

ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K

        The Company's Annual Report for the fiscal year ended December 31, 2001 (which is not part of the Company's proxy soliciting materials), accompanies this proxy statement. The Company's Annual Report on Form 10-K for the year ended December 31, 2001, will be furnished to shareholders upon request to: Corporate Secretary, Northrim Bank, P.O. Box 241489, Anchorage, Alaska 99524-1489, or by telephone to (907) 562-0062, by fax to (907) 562-1758, or email to northrim@arctic.net.

OTHER MATTERS

        The Board of Directors knows of no other matters to be brought before the meeting. However, if other matters should properly come before the meeting, it is the intention of the persons named in the proxy to vote the proxy in accordance with the recommendations of management on such matters.

        WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE—WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. IF YOU ATTEND THE MEETING, YOU MAY THEN WITHDRAW YOUR PROXY AND VOTE AT THE MEETING, IF YOU WISH. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE.

Northrim Bancorp, Inc. 3111 C STREET ANCHORAGE, AK 99503		VOTE BY MAIL— Mark, sign, and date your proxy card and return it in the postage-paid envelope we've provided or return to Northrim BanCorp, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	NORTH1	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.		DETACH AND RETURN THIS PORTION ONLY.

NORTHRIM BANCORP, INC.
ELECTION OF DIRECTORS. To elect ten (10) directors for a term of one year or until their successors have been elected and qualified.
1.
01) R. Marc Langland, 02) Larry S. Cash,
03) Mark G. Copeland, 04) Frank A. Danner,
05) Ronald A. Davis, 06) Anthony Drabek,
07) Christopher N. Knudson, 08) Richard L. Lowell,
	09) Irene Sparks Rowan, 10) Joseph E. Usibelli	For All	Withhold All	For All Except	To withhold authority to vote, mark "For All Except" and write the nominee's number on the line below.
2.	In their discretion, upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED ABOVE. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED ABOVE.

Note: Signature(s) should agree with name(s) on Northrim stock certificate(s). Executors, administrators, trustees and other fiduciaries, and persons signing on behalf of corporations or partnerships, should so indicate when signing. All joint owners must sign.

Signature (PLEASE SIGN WITHIN BOX)	Date

Signature (Joint Owners)	Date

NORTHRIM BANCORP, INC.

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
May 2, 2002

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
NORTHRIM BANCORP, INC.

PLEASE SIGN AND RETURN IMMEDIATELY

        The undersigned shareholder of NORTHRIM BANCORP, INC. (the "Company") hereby nominates, constitutes and appoints R.Marc Langland and Christopher N. Knudson, and each of them (with full power to act alone), the true and lawful attorneys and proxies, each with full power of substitution, for me and in my name, place and stead, to act and vote all the common stock of the Company standing in my name and on its books on March 11, 2002, at the Annual Meeting of Shareholders to be held at the Sheraton Anchorage Hotel, Anchorage, Alaska, on May 2, 2002 at 9:00 a.m., and at any adjournment or postponement thereof, with all the powers the undersigned would possess if personally present, as outlined on the reverse side of this card.

        Management knows of no other matters that may properly be, or which are likely to be, brought before the Annual Meeting. However, if any other matters are presented at the Annual Meeting, this Proxy will be voted in accordance with the recommendations of management.

        The undersigned hereby acknowledges receipt of notice for the Annual Shareholders' Meeting on May 2, 2002, and the accompanying documents forwarded therewith, and ratifies all lawful action taken by the above-named attorneys and proxies.

QuickLinks

NOTICE OF ANNUAL SHAREHOLDERS' MEETING To be held on May 2, 2002
TABLE OF CONTENTS
NORTHRIM BANCORP, INC. 3111 C Street Anchorage, Alaska 99503
PROXY STATEMENT
ABOUT THE MEETING
PROPOSAL 1: ELECTION OF DIRECTORS General
INFORMATION WITH RESPECT TO NOMINEES
Shareholder Nominations for 2002 Annual Shareholders' Meeting
Information Regarding the Board of Directors and its Committees
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
CONCLUSION
COMPENSATION TABLES
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
INTEREST OF MANAGEMENT IN CERTAIN TRANSACTIONS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS
REPORT OF THE AUDIT COMMITTEE
INFORMATION CONCERNING SHAREHOLDER PROPOSALS
ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K
OTHER MATTERS
NORTHRIM BANCORP, INC. PROXY FOR ANNUAL MEETING OF SHAREHOLDERS May 2, 2002 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF NORTHRIM BANCORP, INC.
PLEASE SIGN AND RETURN IMMEDIATELY